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                                                                    Exhibit 10.1

                               PURCHASE AGREEMENT

         THIS AGREEMENT is made as of March 12, 2004 (the "Effective Date"), between REMMELE ENGINEERING, INC., a Minnesota corporation ("Seller"), and WSI INDUSTRIES, INC., a Minnesota corporation, or its assigns ("Buyer").

         In consideration of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

         1. Sale of Property. Seller shall sell to Buyer, and Buyer shall buy from Seller, the following property (collectively, the "Property"):

         (a) Real Property. The real property located at 213 Chelsea Road, Monticello, Minnesota, legally described on the attached Exhibit A, together with all buildings and improvements constructed or located thereon, all fixtures and installed equipment therein, and all easements and rights benefiting or appurtenant thereto (collectively the "Real Property"). The Real Property is subject to the Permitted Encumbrances described in Section 6 of this Agreement.

         (b) Personal Property. Seller's interest in any personal property located at the Real Property used in the operation and maintenance of the Real Property (the "Personal Property").

         (c) Contracts. Seller's interests in any assignable service and maintenance contracts, equipment leases and other contracts, if any, regarding the Real Property (the "Contracts").

         (d) Permits. Seller's interests in all assignable permits and licenses benefiting the Property, if any (the "Permits").

         (e) Warranties. Seller's interests in all assignable warranties and guaranties given to, assigned to or benefiting Seller or the Real Property regarding the acquisition, construction, design, use, operation, management or maintenance of the Real Property, if any (the "Warranties").

         (f) Plans. Seller's interests in the blueprints, plans and specifications regarding the Real Property, if any, in Seller's possession or immediately available to Seller (the "Plans").

         (g) Records. All records of Seller regarding the Property which are known by Seller to be in its possession or immediately available to Seller, including all Contracts, Permits, Warranties, Plans, a schedule of the Personal Property, if any, surveys, environmental reports and soil reports, all records regarding management and leasing, real estate taxes and assessments, maintenance, repairs and capital improvements, but excluding, appraisals, insurance policies and insurance records, tax returns and such

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                  other records as are normally viewed as confidential, provided that such other records are not necessary, in Seller's reasonable judgment, to the continued operation and management of the Real Property (the "Records").

         2. Purchase Price and Manner of Payment. The total purchase price for the Property (the "Purchase Price") is One Million Nine Hundred Thousand and no/100 Dollars ($1,900,000.00). Buyer shall pay the Purchase Price to Seller as follows:

         (a) $25,000.00 (the "Earnest Money") to be paid within five (5) days of the Effective Date to First American Title Insurance Company ("Title"), the sufficiency of which Seller hereby acknowledges; and

         (b) $1,875,000.00 by wire transfer to Title for the benefit of Seller by 2:00 p.m. on the Closing Date, defined below (the "Closing Payment").

Title, by executing the attached Joinder, acknowledges that it has received the Earnest Money on behalf of the Seller and agrees to deposit the Earnest Money in a segregated, interest bearing account insured by the FDIC and to hold and disburse the Earnest Money in the manner specified by this Agreement. All interest earned on the Earnest Money shall be added to and become part of the Earnest Money.

         3. Contingencies. The obligations of Buyer under this Agreement are contingent upon each of the following (the "Contingencies"):

         (a) Title. Title shall have been found acceptable, or been made acceptable, in accordance with the requirements and terms of
                  Section 6 below.

         (b) Testing. Buyer shall have determined, on or before the Contingency Date, that it is satisfied with the results of and matters disclosed by soil tests, engineering inspections, hazardous waste and environmental reviews, business feasibility reviews of the Property and such other tests, studies and investigations as Buyer deems necessary in its sole determination (the "Tests"), all Tests to be obtained at Buyer's sole cost and expense. Until the Closing Date, Seller shall allow Buyer, and Buyer's agents, access to the Real Property without charge and at all reasonable times for the purpose of Buyer completing the Tests. Buyer shall deliver to Seller reasonable prior written notice of its planned entry onto the Property and Buyer shall conduct its activities in a manner so as not to unreasonably disturb or interfere with the activities of Seller or any tenant or occupant of the Property nor materially disturb the structural components of the Building. Buyer shall pay all costs and expenses of the Tests and shall indemnify and hold Seller and the Property harmless from all costs and liabilities, including mechanics' liens, relating to the Buyer's activities and those of its agents on or about the Property. Buyer shall further repair and restore any damage to the Property caused by or occurring during Buyer's testing and shall return the Property to substantially the same condition as existed prior to such entry. Buyer shall promptly deliver to Seller true and correct copies of all Test reports upon receipt of same. Buyer's obligations in this
                  Section 3(b) are referred to herein as "Buyer's

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                  Due Diligence Obligations" and Buyer's Due Diligence
                  Obligations shall specifically survive the termination or cancellation of this Agreement.

         (c) Document Review. Within fifteen (15) days after the Effective Date, Seller shall deliver to Buyer true and correct copies of the Records. Buyer shall have determined, on or before the Contingency Date, that it is satisfied with its review and analysis of the Records.

         (d) Government Approvals. Buyer shall have obtained at its sole cost and expense, on or before the Closing, all final governmental approvals necessary in Buyer's judgment in order to make use of the Property as Buyer intends. Seller shall, without charge to Buyer, cooperate in Buyer's attempts to obtain all such governmental approvals.

         (e) Board Approval. Buyer shall obtain the approval of this Agreement by its Board of Directors.

         (f) Financing. Buyer shall have received, on or before the Contingency Date, a commitment for financing its purchase of the Property upon terms and conditions acceptable to Buyer in its sole determination.

         (g) Seller's Obligations. Each of Seller's representations and warranties are true and each covenant and obligation of Seller hereunder shall be performed.

         The Contingency Date May 11, 2004. If any of the foregoing contingencies have not been satisfied in Buyer's sole discretion, or waived by Buyer, on or before the stated date (or by the Closing Date if no date is specified), then this Agreement may be terminated, at Buyer's option, by written notice from Buyer to Seller at any time prior to the Contingency Date. Such notice of termination may be given at any time on or before the stated date for such contingency (or the Closing Date if no date is specified). Upon such termination, the Earnest Money shall be immediately returned to Buyer and upon such return neither party will have any further rights or obligations regarding this Agreement or the Property. All the contingencies set forth in this Agreement are specifically stated and agreed to be for the sole and exclusive benefit of the Buyer and the Buyer shall have the right to unilaterally waive any contingency by written notice to Seller.

         4. Closing. The closing of the purchase and sale contemplated by this Agreement (the Closing) shall occur on the earlier of: (a) ten (10) days after Buyer delivers written notice to Seller that it has satisfied or waived all contingencies, or (b) May 15, 2004 (the "Closing Date"). The Closing shall take place at 10:00 a.m. local time at the office of Buyer's counsel. Seller shall deliver possession of the Property to Buyer on the Closing Date.

         (a) Seller's Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively, the "Seller's Closing Documents"):

                  (1) Warranty Deed. A Warranty Deed conveying Seller's interest in the Real Property to Buyer, free and clear of all encumbrances except the Permitted Encumbrances, which Deed shall contain a certification that the Seller does

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                           not know of the location of any wells upon the Real
                           Property or Seller shall deliver a well certificate in compliance with all applicable laws.

                  (2) Bill of Sale. A Bill of Sale conveying all of Seller's interest in the Personal Property.

                  (3) Assignment of Contracts, Permits, Warranties. An Assignment of Contracts, Permits, and Warranties.

                  (4) Seller's Affidavit. An Affidavit of Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property; that there has been no skill, labor or material furnished to the Property at Seller's request for which payment has not been made or for which mechanics' liens could be filed and that there are no other unrecorded interests in the Real Property.

                  (5) FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

                  (6) Abstract. The abstract(s) of title regarding the Real Property.

                  (7) Bring Down Certificate. A Bring Down Certificate stating that the representations and warranties of Seller in Section 8 are true and correct as of the Closing Date.

                  (8) Records. Originals of the Records, to the extent they exist and are in Seller's possession.

                  (9) Other Documents. All other documents reasonably determined by Title to be necessary to transfer the fee interest in the Property to Buyer in the manner specified herein.

         (b) Buyer's Closing Documents. On the Closing Date, Buyer shall execute and/or deliver to Seller the following (collectively, the "Buyer's Closing Documents"):

                  (1) Closing Payment. The Closing Payment, by wire transfer of U.S. Federal Funds, to be received in Title's trust account, for delivery to Seller, on the Closing Date.

                  (2) Title Documents. Such Affidavits of Buyer, Certificates of Real Estate Value or other documents as may be reasonably required by Title in order to record the Seller's Closing Documents.

                  (3) Assumption of Contracts, Permits, Warranties. An Assumption of Contracts, Permits, and Warranties.

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         5.       Prorations. Seller and Buyer agree to the following prorations and allocation of costs regarding this Agreement:

         (a) Title and Closing Fees. Seller shall pay all costs of the Title Evidence, as defined below. Buyer shall pay all premiums required for the issuance of any owner's or lender's policy issued pursuant to the Title Evidence. Seller and Buyer shall share equally the Title's closing fee or charge.

         (b) Real Estate Taxes and Special Assessments. General real estate taxes and installments of special assessments payable therewith ("Taxes") due and payable in the year prior to the year in which the Closing Date occurs and all prior years shall be paid by Seller. Taxes due and payable in the year in which the Closing Date occurs shall be prorated between Seller and Buyer as of the Closing Date. Buyer shall pay the Taxes due and payable in the year subsequent to the year in which the Closing Date occurs and thereafter. Buyer shall assume all special assessments levied, pending or ordered against the Property as of, and after, the Closing Date.

         (c) Recording Costs. Seller will pay the cost of recording all documents necessary to place record title in the condition warranted and represented by Seller in this Agreement. Buyer will pay the cost of recording all other documents and the mortgage registration tax due with respect to any mortgage.

         (d) Other Costs. All other income, rents, fees, costs, expenses, operating costs of the Property and any other income or expenses shall be prorated between Seller and Buyer as of the Closing Date.

         (e) Attorneys' Fees. Each of the parties will pay its own attorneys' fees, except that a party defaulting under this Agreement or any closing document will pay the reasonable attorneys' fees and court costs incurred by the non-defaulting party to enforce its rights regarding such default.

         6. Title Examination. Title Examination will be conducted as follows:

         (a)      Title Evidence. The following constitutes the Title Evidence:

                  (1) Title Insurance Commitment. Within fifteen (15) days from the Effective Date, Seller shall deliver to Buyer a commitment (the "Commitment") for a 1992 ALTA Owner's Policy of Title Insurance insuring title to the Real Property in the amount of the Purchase Price, issued by Title. The Commitment will commit Title to insure title to the Buyer's interest in Property subject only to the Permitted Encumbrances and the so-called standard exceptions to coverage.

                  (2) Survey. Within thirty (30) days from the Effective Date, Seller shall deliver to Buyer a copy of Seller's existing survey of the Property.

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                  (3)      UCC Searches. Within fifteen (15) days from the
                           Effective Date, Seller shall deliver to Buyer a report of UCC Searches made of the Uniform Commercial Code records of the Secretary of State of Minnesota, made by said Secretary of State, or by a search firm acceptable to Buyer, showing no UCC filings regarding any of the Personal Property included in this Agreement.

         (b) Buyer's Objections. Within thirty (30) days after receiving the last of the Title Evidence, Buyer shall make written objections (the "Objections") to the form and/or contents of the Title Evidence. Buyer's failure to make Objections within such time period will constitute waiver of Objections. Any matter shown on such Title Evidence and not objected to by Buyer shall be a Permitted Encumbrance. Seller will have thirty (30) days after receipt of the Objections to cure the Objections, during which period the Closing will be postponed as necessary. Seller shall use commercially reasonable efforts to correct any Objections. Buyer may object to any easements, restrictions or reservations of record which interfere with Buyer's intended use of the Real Property. If the Objections are not cured within such thirty (30) day period, Buyer will have the option to do any of the following:

                  (1)      Terminate this Agreement; or

                  (2)      Waive the Objections and proceed to close.

         7. Operation Prior to Closing. During the period from the date of Seller's acceptance of this Agreement to the Closing Date (the "Executory Period"), Seller shall operate and maintain the Property in the ordinary course of business in accordance with prudent, reasonable business standards, including the maintenance of adequate liability insurance and insurance against loss by fire, windstorm and other hazards, casualties and contingencies, including vandalism and malicious mischief. However, Seller shall execute no contracts, leases or other agreements regarding the Property during the Executory Period that are not terminable on or before the Closing Date, without the prior written consent of Buyer.

         8. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

         (a) Authority. Seller is a Minnesota corporation; Seller is duly qualified to transact business in the State of Minnesota; Seller has the requisite power and authority to enter into and perform this Agreement and those Seller's Closing Documents signed by it; such documents have been duly authorized by all necessary action on the part of the Seller and have been duly executed and delivered; such execution, delivery and performance by Seller of such documents does not conflict with or result in a violation of Seller's organizational documents or any judgment, order, or decree of any court or arbiter to which Seller is a party; such documents are valid and binding obligations of Seller, and are enforceable in accordance with their terms.

         (b) Title to Real Property. Seller owns the Property, free and clear of all encumbrances except Permitted Encumbrances.

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         (c)      Environmental Laws. Except as disclosed on the Disclosure
                  Schedule attached as Exhibit B and to the best knowledge of Seller without inquiry or investigation, no toxic or hazardous substances or wastes, pollutants or contaminants (including, without limitation, asbestos, urea formaldehyde, the group of organic compounds known as polychlorinated biphenyls, petroleum products including gasoline, fuel oil, crude oil and various constituents of such products, and any hazardous substance as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. Section 9601-9657, as amended) have been generated, treated, stored, released or disposed of, or otherwise placed, deposited in or located on the Property nor has any activity been undertaken on the Property that would cause or contribute to (i) the Property to become a treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of, the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.Section 6901 et seq., or any similar state law or local ordinance, (ii) a release or threatened release of toxic or hazardous wastes or substances, pollutants or contaminants, from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA, or any similar state law or local ordinance, or
                  (iii) the discharge of pollutants or effluents into any water source or system, the dredging or filling of any waters or the discharge into the air of any emissions, that would require a permit under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., or the Clean Air Act, 42 U.S.C.,
                  Section 7401 et seq., or any similar state law or local ordinance. No above ground or underground tanks, are located in or about the Real Property. To the extent storage tanks exist on or under the Real Property such storage tanks have been duly registered with all appropriate regulatory and governmental bodies and otherwise are in compliance with applicable Federal, state and local statutes, regulations, ordinances and other regulatory requirements.

         (d) Compliance with Laws. Seller has not been cited for any violations of any rule, regulation, code, resolution, ordinance, statute or law involving the use, maintenance, or operation or condition of the Property, or any part thereof or installations therein, and the Property fully and duly complies with all applicable resolutions, statutes, laws, rules, regulations, and codes of all governmental units, authorities, agencies, and environmental protection agencies having authority over the Property.

         (e) Rights of Others to Property. Seller has not entered into any other contracts for the sale of the Property, nor are there any effective rights of first refusal or options to purchase the Property or any other legal or equitable rights of others that might prevent the consummation of this Agreement or the development and use of the Property as Buyer intends.

         (f) Contracts. All of the Contracts may be cancelled on not more than thirty (30) days notice without premium or penalty except as disclosed on the Disclosure Schedule attached as Exhibit B.

         (g) Seller's Defaults. To Seller's knowledge, Seller is not in default concerning any of its other obligations or liabilities regarding the Property.

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         (h)      FIRPTA. Seller is not a "foreign person," "foreign
                  partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

         (i) Proceedings. There is no litigation, condemnation or proceeding of any kind pending or to Seller's knowledge threatened, against any portion of the Property.

         (j) Assessments. Seller has received no notice of actual or threatened imposition of any special assessment or any reassessment of the Real Property's current real estate tax valuation and, to the best of Seller's knowledge based upon reasonable inquiry as of the date of this Agreement, there are no certified, levied, pending special assessments in excess of $150.00.

Seller will indemnify Buyer, its successors and assigns, against, and will hold Buyer, its successors and assigns, harmless from, any expenses or damages including reasonable attorneys' fees, that Buyer incurs because of the breach of any of the above representations and warranties, whether such breach is discovered before or after closing. Each of the representations and warranties herein shall survive the Closing for a period of three years. Consummation of this Agreement by Buyer with knowledge of any breach of such representations and warranties by Seller shall not constitute a waiver or release by Buyer of any claims due to such breach.

         9. Representations and Warranties by Buyer. Buyer represents and warrants to Seller that the execution and performance by Buyer of this Agreement does not violate or contravene any agreement or court order to which Buyer is bound and that this Agreement and the Buyer's Closing Documents when executed by Buyer constitute the binding agreement and obligation of Buyer, enforceable against Buyer in accordance with their terms.

         10. Damage. If, prior to the Closing Date, all or any part of the Property is substantially damaged by fire, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact and at Buyer's option (to be exercised within ten (10) days after Seller's notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement (except for Buyer's Due Diligence Obligations) and the Earnest Money shall be refunded to Buyer. If Buyer fails to elect to terminate despite such damages, or if the Property is damaged, but not substantially, Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage and the Purchase Price shall remain the same. For purposes of this Section, the words "substantially damaged" mean damage that would cost Twenty-five Thousand and no/100 Dollars ($25,000.00) or more to repair.

         11. Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Property, Seller shall immediately give notice to Buyer of such fact and at Buyer's option (to be exercised within thirty (30) days after Seller's notice), this Agreement shall terminate, in which event neither party will have further obligations under this Agreement and the Earnest Money shall be refunded to Buyer. If Buyer shall fail to give such notice, there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller's right, title and interest in and to any award made or to be made in the condemnation

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proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer's prior written consent.

         12. Broker's Commission. Seller has retained CB Richard Ellis as its broker in this transaction. Buyer has retained Remax Results as its broker in this transaction. Seller is responsible for any commission payable to CB Richard Ellis, and the parties agree and acknowledge that CB Richard Ellis will compensate Remax Results pursuant to the terms of a separate agreement. Seller and Buyer represent and warrant to each other that they have dealt with no other brokers, finders or the like in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all other claims, damages, costs or expenses of or for any fees or commissions resulting from their separate actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys' fees.

         13. Mutual Indemnification. Seller and Buyer agree to indemnify each other against, and hold each other, harmless from, all liabilities (including reasonable attorneys' fees in defending against claims) to the extent arising out of the ownership, operation or maintenance of the Property for their respective periods of ownership. Such rights of indemnification will not arise to the extent that (a) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question, (net of the cost of collection, including reasonable attorneys' fees) or (b) to the extent that the claim for indemnification arises out of the act or neglect of the party seeking indemnification. If and to the extent that the indemnified party has insurance coverage, or the right to make claim against any third party for any amount to be indemnified against as set forth above, the indemnified party will, upon full performance by the indemnifying party of its indemnification obligations, assign such rights to the indemnifying party or, if such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party

         14. Assignment. Either party may assign its rights under this Agreement, and shall provide the other party with written notice.

         15. Notices. Any notices required or permitted to be given hereunder shall be in writing and shall be effective (i) when delivered personally, (ii) when received by overnight courier service or facsimile communications (provided that a copy of such notice is deposited in the United States mail within one (1) business day of the facsimile transmission) or (iii) three (3) days after being deposited in the United States Mail (sent certified or registered, return receipt requested), in each case addressed as follows (or to such other address as the parties hereto may designate in the manner set forth herein):

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         If to Seller:              Remmele Engineering, Inc.
                                    10 Old Highway 8 SW
                                    New Brighton, MN 55112
                                    Facsimile: (651) 635-4170
                                    Attn: Charles Jungman

                                    Dorsey & Whitney LLP
                                    50 South Sixth Street
                                    Suite 1500
                                    Minneapolis, MN 55402
                                    Facsimile (612) 340-2644
                                    Attn: Robert J. Olson

         If to Buyer:               WSI Industries, Inc.
                                    18151 Territorial Road
                                    Osseo, MN 55369
                                    Facsimile: _____________
                                    Attn: Mike Pudil

         with a copy to:            Lindquist & Vennum P.L.L.P.
                                    4200 IDS Center
                                    80 South Eighth Street
                                    Minneapolis, MN 55402
                                    Facsimile: (612) 371-3207
                                    Attn: Laura L. Krenz

         16. Captions. The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

         17. Entire Agreement; Modification. This written Agreement constitutes the complete agreement between the parties and supersedes any prior oral or written agreements between the parties regarding the Property. There are no verbal agreements that change this Agreement and no waiver of any of its terms will be effective unless in a writing executed by the parties.

         18. Binding Effect. This Agreement binds and benefits the parties and their successors and assigns.

         19. Controlling Law. This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

         20. Remedies. If Buyer defaults under this Agreement, Seller shall have the right to terminate this Agreement pursuant to Minnesota Statutes
Section 559.21, and upon such termination Seller will retain the Earnest Money, and all interest accrued thereon, as liquidated damages, time being of the essence of this Agreement. Seller's retention of the Earnest Money is Seller's sole and exclusive remedy in the event of a Buyer default under this Agreement. If Seller defaults under this

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Agreement, Buyer may, as its sole remedy, either (a) terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be returned to Buyer, and recover as damages from Seller Buyer's actual out-of-pocket costs and fees, including without limitation, reasonable attorneys' fees, accountants' fees and other consultants' fees incurred by Buyer in preparing and negotiating this Agreement, preparing for the closing, obtaining financing commitments, investigating the status, title and condition of the Property, and other similar and reasonable costs and expenses, or (b) bring an action for specific performance provided such action must be commenced within twelve (12) months of Seller's default. If Seller defaults under this Agreement, Buyer shall have no right to seek damages from Seller for Buyer's loss of its bargain in failing to acquire the Property.

         21. Confidentiality. Seller will, from and after the date of this Agreement, hold the terms of this Agreement in confidence and not disclose it or the fact this Agreement has been entered into without Buyer's prior written consent; provided, however, that Seller may disclose the terms of this Agreement to those parties reasonably necessary to satisfy Seller's obligations under this Agreement, but then only to the extent reasonably necessary to satisfy Seller's obligations under this Agreement.

         Seller and Buyer have executed this Agreement as of the date first written above.

                                   SELLER:

                                   Remmele Engineering, Inc.

                                   By: /s/ Charles Jungmann
                                       -----------------------------------------

                                      Its:

                                   BUYER:

                                   WSI Industries, Inc.

                                   By: /s/ Michael J. Pudil
                                       -----------------------------------------

                                      Its: President and Chief Executive Officer

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